Exhibit 10.3

December 8, 2025

Via Email

Luciano Fernández Gomez
[***]
Email: [***]

Re:    RSU and PSU Intention Letter

Dear Chano:
Further to our discussions, this letter outlines the proposal to you by Klaviyo, Inc. (the “Company”) regarding awards of (i) time-based restricted stock units (“RSUs”) and (ii) performance stock unit (“PSUs”).
(i)Restricted Stock Unit Award
Subject to approval by the Board of Directors of the Company (the “Board”) or a committee thereof, it is intended that you will receive an RSU award with an initial equity value of $33,000,000.00 (the “Initial RSU Equity Value”) under the Company’s 2023 Stock Option and Incentive Plan (as may be amended, and together with any appendices or sub-plans, the “Plan”), which will be subject to vesting pursuant to the terms of the Plan and the equity award grant documents (the “RSU Award”).
The number of RSUs that it is intended for you to receive will be determined by dividing the Initial RSU Equity Value by the average closing market price on the New York Stock Exchange of one share of the Company’s Series A common stock, par value $0.001 per share (“Series A Common Stock”) during the 30-day period ending on the effective date of grant, rounded down to the nearest whole share. The RSU Award, to the extent granted, will vest in twelve approximately equal quarterly installments on the Company’s standard vesting dates, subject to your continued service with the Company as co-Chief Executive Officer through the applicable vesting date. Additionally, in the event that your service relationship is terminated by us without “cause” or by you for “good reason” (such terms to be defined in your RSU award grant documents), in each case, within eighteen months from the start of your service relationship as co-Chief Executive Officer of the Company, fifty percent (50%) of your then outstanding and unvested RSUs will become fully vested on the date of such termination. Further, in the event of a “sale event” (such term to be defined in your RSU award grant documents), all of your then outstanding and unvested RSUs will become fully vested upon the closing of such “sale event,” subject to your continued service as co-Chief Executive Officer through the closing of the “sale event.” On vesting of the RSU Award, if any, the Company will deliver one share of Series A Common Stock for each vested RSU.

(ii)Performance Stock Unit Award
In addition, subject to approval by the Board or a committee thereof, it is intended that you will receive a performance stock unit award with an initial equity value of $36,000,000.00 (the “Initial PSU Equity Value”) under the Plan, which will be subject to vesting pursuant to the terms of the Plan and the equity award grant documents (the “PSU Award” and together with the RSU Award, the “Equity Awards”).
The number of PSUs that it is intended for you to receive will be determined by dividing the Initial PSU Equity Value by the average closing market price on the New York Stock Exchange of one share of Series A Common Stock during the 30-day period ending on the effective date of grant, rounded down to the nearest whole share. The PSU Award, to the extent granted, will vest in up to four tranches over a five-year measurement period, subject to the achievement of specified performance targets tied to the trading price of the Series A Common Stock and more fully described in your PSU award grant documents, and your continued service with the Company as co-Chief Executive Officer through the applicable vesting date. Additionally, to the extent that a performance target is met for any tranche during any applicable measurement period and the closing of the “sale event” (such term to be defined in your PSU award grant documents) occurs prior to the vesting date for the applicable tranche(s), the vesting of the applicable tranche(s) shall occur on the closing of the “sale event,” subject to your continued service as co-Chief Executive Officer through the closing of the “sale event.” Further, in the event that your service relationship is terminated by us without “cause” or by you for “good reason” (such terms to be defined in your PSU award grant documents), in each case, within eighteen months from the start of your service relationship as co-Chief Executive Officer of the Company, then to the extent that a performance target is met for any tranche during any applicable measurement period and the termination of your service relationship occurs thereafter but prior to the vesting date for the applicable tranche(s), the vesting of the applicable tranche(s) shall occur on the date of the termination of your service relationship. On vesting of the PSU Award, if any, the Company will deliver one share of Series A Common Stock for each vested PSU.
For the avoidance of doubt, nothing herein affects your existing equity awards with the Company, which shall remain in full force and effect, subject to the terms of the Plan and the applicable equity awards.
You would be responsible for, and required to indemnify the Company and all group companies against, all and any liability to taxation or social security contributions, arising in connection with the Equity Awards (whether on the grant, holding, vesting, delivery of shares pursuant to it or otherwise). Please note that neither the Company nor any member of its group nor any of their officers or employees is able to provide tax or social security advice to you. If you are in any doubt as to your tax and/or social security position, you should consult an appropriately qualified independent professional adviser.
The terms of the Equity Awards, if granted by the Board or a committee thereof, would also include any provisions necessary or advisable in order to comply with the laws of the local jurisdiction in which you reside and the Equity Awards would be subject always to the terms and conditions applicable to awards granted under the Plan, as described in the Plan and the applicable award agreements, which you will be required to sign, and all applicable laws.
Please note that any grant of the Equity Awards and any further equity awards made to you will be separate to any other agreement you may enter into with the Company or any other group company, including for any provision of services or employment with any such company. Your rights, if any, in respect of or in connection with the Equity Awards are derived solely from the discretionary decision of the Company to permit you to participate in the Plan and to benefit from discretionary Equity Awards.
Although management of the Company will recommend to the Board or a committee thereof that you be granted the Equity Awards as described herein, you have no right to receive the Equity Awards, or any right to have the Equity Awards subject to the specific terms set forth herein, unless the grant is approved by the Board or a committee thereof.

[Signature Page Follows]

Yours sincerely,
Klaviyo, Inc.

/s/ Landon Edmond
Landon Edmond
Title: Chief Legal Officer, General Counsel, and Secretary
Email: [***]
Address: 125 Summer St, 6th Floor, Boston, Massachusetts 02110, USA

I have read and understand this letter:

/s/ Luciano Fernández Gomez
Luciano Fernández Gomez

Email: [***]
Address: [***]